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                                                                     EXHIBIT 4.1

                          STOCK RESTRICTION AGREEMENT
                          ---------------------------

     This Agreement (the "Agreement") is made and entered into this 10th day of March, 1995, by and among Hudson Valley Holding Corp., a New York State Corporation (the "Company"), and __________________ ("Stockholder")

                                   RECITALS

     A. WHEREAS, Stockholder may now own or may hereinafter own shares of common stock of the Company ("the Shares") and

     B. WHEREAS, the Company is granting stock option rights to the Stockholder which will allow the Stockholder to acquire shares of the Company; and the Company's grant of the stock options to the Stockholder is conditioned upon Stockholder agreeing to the terms and conditions of this Stock Restriction Agreement; and

     C. WHEREAS, the parties acknowledge that the purpose of the Stock Restriction Agreement is to protect and preserve the shareholders mutual interests and the interests of the Company by promoting continuity of share ownership and corporate control by imposing certain restrictions on the transferability of the Company shares.

          NOW, THEREFORE, in consideration of One Dollar ($1 .00) and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

     1.   Right of First Refusal.  The Stockholder shall not sell, assign,
          ----------------------
transfer, or give, or in any manner, dispose of (gifts to family members excepted, provided however, that the donee must become a signatory of the Stock Restriction Agreement) all or any part of his or her Shares, now owned or hereafter acquired, or any right or interest therein, whether voluntarily or by operation of law, without first giving to the Company written notice by Certified or registered Mail (the "Sale Notice") of his or her receipt of an offer from a prospective purchaser. The Sale Notice must be in writing, giving the name and address of the prospective purchaser, the number of Shares involved, and the terms of such purchase.

          Within ten (10) days after receipt of the Sale Notice by the Company, the Company, by action of its Board of Directors or its designated committee, may elect to purchase all, but not less than all, of such Shares offered for disposition, or may elect to designate a person, including an officer, director or employee of the Company, to purchase all but not less than all of such Shares. The purchase price of any Shares purchased under terms of this Agreement shall be on the same terms and conditions as that offered by the prospective purchaser.

     2.   Termination of Restrictions.  If all of the Shares of the Stockholder
          ---------------------------
or transferor desiring to make a disposition thereof are not purchased by the Company or its designee in accordance with the provisions of Paragraph I hereof, then all restrictions imposed by this
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Agreement upon the unsold Shares shall terminate and the Stockholder desiring to make a disposition therefor shall be free to sell the unsold Shares to the prospective purchaser at the price and terms set forth in the original offer, at any time within twenty (20) days thereafter; provided, however, that at the end of the twenty (20) day period, all restrictions shall again be applicable in the same manner and under the same terms as set forth in this Agreement.

     3.   Terms of the Purchase.
          ---------------------

          A. Closing. The consummation of the purchase and sale of the Shares shall be referred to as the "Closing", and shall take place at a time and place as to which the parties shall agree, but in no event shall it occur more than twenty (20) days after the Company receives the Sale Notice pursuant to Paragraph 1 of this Agreement.

          B. Transfer of Shares. At such time as the agreed consideration has been paid and delivered to the selling Stockholder or his or her estate, the Shares shall be transferred to the purchaser.

          C. Payment of Purchase Price. The purchase price for any shares purchased pursuant to this Agreement shall be paid, either in cash or certified funds.

     4    Endorsement on Share Certificate. Each certificate representing shares
          --------------------------------
of the Company shall have endorsed conspicuously on its face a legend in substantially the following form:

          (i)  THE SECURITIES REPRESENTED BY THIS
               CERTIFICATE MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT
               TO AN EFFECTIVE REGISTRATION STATEMENT UNDER
               THE SECURITIES ACT OF 1933 ("THE ACT"), OR
               PURSUANT TO AN EXEMPTION FROM REGISTRATION
               UNDER THE ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

          (ii) THE OFFER, SALE, TRANSFER OR OTHER
               DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY AND SUBJECT TO THE TERMS OF THAT CERTAIN SHAREHOLDER AGREEMENT INCLUDING ANY AMENDMENTS
               THERETO, AND MAY NOT BE AFFECTED IN
               CONTRAVENTION OF THE PROVISIONS OF SUCH
               AGREEMENT. A COPY OF SUCH AGREEMENT WILL BE
               FURNISHED TO THE HOLDER HEREOF BY THE
               SECRETARY OF THE COMPANY UPON WRITTEN
               REQUEST.

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     5.  Miscellaneous.
         -------------

          A. Binding Effect. This Agreement shall be binding upon the parties to this Agreement and upon their respective heirs, legatees, personal representatives, successors, assigns and donees.

          B. No Waiver. No waiver of any breach or default under this Agreement shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

          C. Amendment. This Agreement may only be amended by written instrument executed by both parties hereto.

          D. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties with respect to the transaction contemplated pursuant to this Agreement, and supersedes all prior agreements, arrangements, and understandings related to its subject matter among the parties.

          E. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute the same document.

          F. Governing Law. The laws of the State of New York shall govern this Agreement and the construction of its terms. If any provision is unenforceable or invalid for any reason, the remainder of this Agreement shall continue in effect.

          G. Enforcement. If a Stockholder proposes to make a transfer of any shares by assignment, sale, gift or any other transfer in violation of the terms of this Agreement, the Company may apply to any court for injunctive order prohibiting such proposed transfer except in compliance with the terms of this Agreement. The Company may institute or maintain proceedings against the violating Stockholder to compel specific performance of this Agreement. Any attempt to transfer Shares in violation of this Agreement shall be void.

          H. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by Certified or Registered Mail to:

                    As to the "Company" to:

                    Chairman of the Board
                    Hudson Valley Holding Corp.
                    21 Scarsdale Road
                    Yonkers, New York 10707

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                         As to the "Stockholder" to:



     Any party, by notice given as provided above, may change the address to which his, her, or its future notices shall be sent.

          I. Termination. This Agreement shall terminate upon the unanimous written agreement of the parties hereto.

          IN WITNESS WHEREOF, the Company and the Stockholder have executed this Agreement effective as of the date first above written.

                                   HUDSON VALLEY HOLDING CORP.

                                   By:__________________________________________
                                            John A. Pratt Jr.



                                   STOCKHOLDER

                                   By:__________________________________________




STATE OF NEW YORK    )
                     s.s.:
COUNTY OF WESTCHESTER)

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     On the             day of                  , 1995 before me personally came
John A. Pratt Jr. to me known, who, being by me duly sworn, did depose and say that he resides at 50 Millard Road, Bronxville, New York 10708; that he is the President & CEO of HUDSON VALLEY HOLDING CORP., the Corporation described in and which executed the foregoing instrument; that he knows the seal of the Corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said Corporation, and that he signed his name thereto by like order.


STATE OF NEW YORK    )
                     s.s.:
COUNTY OF WESTCHESTER)

     On the      day of                  , 1995 before me personally came
_______________, to me known to be the individual described in and who executed the foregoing instrument, and acknowledged that she executed the same.


                                            ____________________________________

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